UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – November 1, 2007

Commission File Number: 000-32745

SHEARSON FINANCIAL NETWORK
(Exact name of registrant as specified in its charter)

Nevada	88-0471353
(State or jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2470 St. Rose Parkway, Suite 314
Henderson, Nevada 89074

(Address of principal executive offices, including zip code)

(702)  868-7900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SHEARSON FINANCIAL NETWORK, INC.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On  November 1, 2007 Theresa Carlise resigned from the position of Chief Financial Officer of Shearson Financial Network, Inc. and its subsidiaries (the "Company").

In addition, on November 1, 2007, the Board of Directors appointed Lee Shorey, the Company’s Executive Vice President, Secretary, Treasurer and Director to fill the vacancy created by Ms. Carlise’s resignation.  There are no understandings or arrangements between Mr. Shorey and any other person pursuant to which Mr. Shorey was selected as an executive officer.  Mr. Shorey does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.  Mr. Shorey is 62 years old.  He has served as Executive Vice President of the Company since November 2006.   Mr. Shorey became the Company’s Secretary in 2001 and its Treasurer in 2001.  He was appointed as a member of the Board of Directors in 2001.

Mr. Shorey has over 30 years experience in finance, mortgage brokerages and real estate services companies.  He holds a BS Degree in Accounting.  Mr. Shorey previously held the position of Vice President of Administration /Human Resources for Virtual Mortgage Network from 1994 through 1998.  In that capacity Mr. Shorey managed the general accounting, statistical reporting, document preparation and research for preparation of business plan, reporting on regional activity, tracking sales and production, handling payroll and Human Resources activities for the company. Prior to that assignment, Mr. Shorey functioned as the Controller for Finet Corporation, a San Francisco area computerized loan origination company from 1990 through 1994. Mr. Shorey also held the position of Vice President of Operations for American Financial Network located in Dallas, Texas, from 1986 through 1990.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Date: November 6, 2007	SHEARSON FINANCIAL NETWORK

By: /s/ Michael A. Barron
Michael A. Barron
Chief Executive Officer and Chairman